ADOPTION AGREEMENT

This Adoption Agreement, dated as of November 14, 2019 (this “Adoption Agreement”), by and among DST SYSTEMS, INC. (“DST”), DST ASSET MANAGER SOLUTIONS, INC. (f/k/a Boston Financial Data Services, Inc.) (“DST AMS”), and PIONEER SECURITIZED INCOME FUND, a Delaware statutory trust (the “Additional Product”).

The Additional Product hereby agrees to become a party to that (a) Agency Agreement, dated as of November 6, 2015 (the “Agreement”), originally by and among DST AMS and Pioneer ILS Interval Fund and (b) the Ancillary Services detailed in Schedules III (AWD License, Consulting, and Maintenance and Support Services), V (FAN Mail Services – Mutual Funds), VI (FAN Services- Mutual Funds (collectively, the “Ancillary Agreements”) to the Master Agreement dated January 1, 2012, as assigned effective November 1, 2015 between and among Amundi Pioneer Asset Management, Inc. (formerly known as Pioneer Investment Management, Inc., as successor in interest to Pioneer Investment Management Shareholder Services, Inc.), the Pioneer Funds, and Boston Financial Data Services, Inc.) and (c) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agreement), or “Customer” (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement or Ancillary Agreement respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST, DST AMS, Pioneer ILS Interval Fund and Amundi Pioneer Asset Management, Inc., and Pioneer Funds hereby agree to accept the Additional Product as a party to the Agreement and the Ancillary Agreements and that the Additional Product shall be a “Fund” or “Customer” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(Signatures follow on next page)

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

DST ASSET MANAGER SOLUTIONS, INC.	DST SYSTEMS, INC.

By: /s/ Rahul Kanwar	By: /s/ Rahul Kanwar

Print Name: Rahul Kanwar	Print Name: Rahul Kanwar

Title: Authorized Representative	Title: Authorized Representative

AMUNDI PIONEER ASSET
MANAGEMENT, INC.	PIONEER ILS INTERVAL FUND

By: /s/ Gregg Dooling	By: /s/ Mark E. Bradley

Print Name: Gregg Dooling	Print Name: Mark E. Bradley

Title: Chief Financial Officer	Title: Vice President and Treasurer

PIONEER ILS BRIDGE FUND	EACH OF THE PIONEER FUNDS SET FORTH ON EXHIBIT A TO THE MASTER AGREEMENT

By: /s/ Mark E. Bradley	By: /s/ Mark E. Bradley

Print Name: Mark E. Bradley	Print Name: Mark E. Bradley

Title: Vice President and Treasurer	Title: Vice President and Treasurer

PIONEER SECURITIZED INCOME FUND

By: /s/ Mark E. Bradley

Print Name: Mark E. Bradley

Title: Vice President and Treasurer